Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is entered into on the 18th day of April, 2013.

Between:

LONE PINE RESOURCES CANADA LTD., a corporation carrying on business in the Province of Alberta

(the “Corporation”)

- and –

TIM GRANGER, an individual residing in in the Province of Alberta.

(the “Executive”)

Whereas:

A.                                    The Corporation wishes to retain the services of the Executive as its President and Chief Executive Officer, and the Executive wishes to provide such services in accordance with the terms and conditions of this Agreement;

B.                                    In such capacity, the Executive will also be appointed as the President and Chief Executive Officer of Parent; and

B.                                    The Executive has been provided with the terms and conditions contained herein, which the Executive acknowledges as good and sufficient consideration.

The Parties agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATIONS

1.1                               In this Agreement, including the recitals hereto:

(a)                                 “Affiliated” has the meaning set out in the Securities Act (Alberta), as amended from time to time, and an “Affiliate” means one or two or more Affiliated Persons;

(b)                                 “Agreement” means this Executive Employment Agreement, as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof;

(c)                                  “Annual Base Salary” means the amount paid to the Executive by the Corporation pursuant to Section 4.1;

(d)                                 “Annual Compensation” means an amount equal to the greater of:

(i)                                   Executive’s Annual Base Salary at the annual rate in effect at the date of his Involuntary Termination;

(ii)                                Executive’s Annual Base Salary at the annual rate in effect 60 days prior to the date of his Involuntary Termination; or

(iii)                             Executive’s Annual Base Salary at the annual rate in effect immediately prior to a Change of Control.

(e)                                  “Applicable Laws” means, in relation to this Agreement, all applicable provisions of laws, statutes, rules, regulations, official directives and orders of and the terms of all judgments, orders and decrees issued by any authorized authority by which such person is bound or having application to the Agreement;

(f)                                   “Applicable Privacy Laws” means any and all Applicable Laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including but not limited to the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law including the Personal Information Protection Act (Alberta);

(g)                                  “Benefits” means those amounts or entitlements provided, or paid for, by the Corporation in respect of the Executive pursuant to Article 5, all of which are subject to the terms of the applicable benefit plan;

(h)                                 “Board” means the board of directors of Parent;

(i)                                     “Cause” means any reason which would entitle the Corporation to terminate the Executive’s employment without notice or payment in lieu of notice at common law and includes, without limiting the generality of the foregoing:

(i)                                   the criminal conviction of the Executive of an offence involving moral turpitude, dishonesty or a breach of trust as regards the Corporation or its Affiliates;

(ii)                                the commission by the Executive of any act of theft, fraud, embezzlement or misappropriation of property or funds against the Corporation or any of its Affiliates that is materially injurious to any such entity regardless of whether a criminal conviction is obtained;

(iii)                             the failure of the Executive to devote substantively all of his business time to the Corporation’s business affairs or to perform his or her duties pursuant to this Agreement (excluding failures due to illness, incapacity, vacations, incidental civic activities, and incidental personal time), which failure is not remedied within 30 calendar days after written demand is delivered by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has failed to devote substantively all of his or her business time to the Corporation’s business affairs or to perform his or her duties pursuant to this Agreement;

(iv)                            the failure of the Executive to comply with any instruction (whether written or oral) from the Board, which failure, to the extent curable as determined by the Board in its discretion, is not remedied within 30 calendar days after written demand is delivered by the Board to the Executive; and

(v)                               the knowing or willful material violation of Applicable Laws relating to securities by the Executive;

(j)                                    “Change in Duties” means the occurrence of any one or more of the following:

(i)                                   a significant change in the nature or scope of Executive’s authorities or duties from those applicable to him immediately prior to the date on which a Change of Control occurs;

(ii)                                a reduction in Executive’s Annual Base Salary from that provided to him immediately prior to the date on which a Change of Control occurs;

(iii)                             a diminution in Executive’s eligibility to participate in bonus, stock option, incentive award and other compensation plans which provide opportunities to receive compensation which are the greater of (A) the opportunities provided by the Corporation (including its subsidiaries and Affiliates) for employees with comparable duties or (B) the opportunities under any such plans under which he was participating immediately prior to the date on which a Change of Control occurs;

(iv)                            a diminution in employee benefits (including but not limited to medical, dental, life insurance and long-term disability plans) and perquisites applicable to Executive from the greater of (A) the employee benefits and perquisites provided by the Corporation (including its subsidiaries and Affiliates) to employees with comparable duties or (B) the employee benefits and perquisites to which he was entitled immediately prior to the date on which a Change of Control occurs; or

(v)                               a change in the location of Executive’s principal place of employment by the Corporation (including its subsidiaries and Affiliates) by more than 75 kilometers from the location where he was principally employed immediately prior to the date on which a Change of Control occurs.

Notwithstanding the foregoing provisions of this Section 1.1(j) or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment based on a “Change in Duties” shall not be effective unless all of the following requirements are satisfied: (A) the condition described in clauses (i), (ii), (iii), (iv) or (v) of the preceding sentence giving rise to Executive’s termination of employment must have arisen without Executive’s consent; (B) Executive must provide written notice to the Board of such condition in accordance with Article 13 within 20 days of the initial existence of the condition; and (C) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Board.

(k)                                 “Change of Control” means the occurrence of any one of the following events:

(i)                                   the acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (an “Acquiring Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the then outstanding shares of common stock of Parent (the “Outstanding Parent Common Stock”) or (B) the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); provided, however, that for purposes of this subsection (i) any acquisition by any Acquiring Person pursuant to a transaction which complies with subsection (iii)(A) of this definition shall not constitute a Change of Control;

(ii)                                individuals, who, on the date immediately following the Commencement Date, are members of the Board (the “Incumbent Directors”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Commencement Date whose election, or nomination for election by Parent’s stockholders, was approved by a vote of at least a majority of the then Incumbent Directors shall be deemed for purposes of this definition to thereafter be an Incumbent Director, but excluding, for these purposes, any such individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Acquiring Person other than the Board; or

(iii)                             the consummation of a reorganization, merger, consolidation amalgamation or other business combination of Parent or any of its subsidiaries, or the sale, lease or other disposition of all or substantially all of the assets of Parent and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by Parent), or the liquidation or dissolution of Parent (any of the foregoing being a “Corporate Transaction”), unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of Parent (if it be the ultimate parent entity following such Corporate Transaction) or the corporation resulting from such Corporate Transaction (or the ultimate parent entity which as a result of such transaction owns Parent or all or substantially all of Parent’s assets either directly or through one or more subsidiaries), and (B) at least a majority of the members of the board of directors of the ultimate parent entity resulting from such Corporate Transaction were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction.  For purposes of the foregoing sentence, only (A) shares of common stock and voting securities of Parent, assuming Parent is the ultimate parent entity following such Corporate

Transaction, held by a beneficial owner immediately prior to such Corporate Transaction and any additional shares of common stock and voting securities of Parent issuable to such beneficial owner in connection with such Corporate Transaction in respect of the shares of common stock and voting securities of Parent held by such beneficial owner immediately prior to such Corporate Transaction, or (B) shares of common stock and voting securities of the ultimate parent entity following such Corporate Transaction, assuming Parent is not the ultimate parent entity following such Corporate Transaction, issuable to a beneficial owner in respect of the shares of common stock and voting securities of Parent held by such beneficial owner immediately prior to such Corporate Transaction, in either case shall be included in determining whether or not the fifty percent (50%) ownership test in this subparagraph (iii) has been satisfied.

(l)                                     “Change of Control Severance Amount” means an amount equal to 2.5 times Executive’s Annual Compensation, plus an additional sum equal to 15% of that amount in lieu of all Benefits;

(m)                             “Change of Control Severance Period” means a period commencing on the date Executive’s employment by the Corporation or any subsidiary or Affiliate thereof or successor thereto is subject to an Involuntary Termination and continuing for 24 months.

(n)                                 “Commencement Date” means April 22, 2013.

(o)                                 “Compensation Committee” means the Compensation Committee of the Board; provided, however, that if at any time the Board does not have a standing Compensation Committee, then the term “Compensation Committee” shall mean the Board.

(p)                                 “Confidential Information” means any information of a confidential or proprietary nature which relates to the Corporation or Parent, including trade secrets, technical expertise or information, marketing strategies, sales and pricing policies, financial information, business, marketing or technical plans, programs, methods, techniques, concepts, formulas, documentation, intellectual property, software, industrial designs, products, technical studies and data, strategic studies, engineering information, client and supplier lists, personnel information, and all documents relating to intellectual property, discoveries, concepts, ideas, improvements, inventions, patents, activities, technology, machinery, equipment, developments and know-how, and any other materials or information related to the business or activities of the Corporation or Parent which has not been made available generally to the public.  Notwithstanding the foregoing, Confidential Information shall not include any information which is or becomes public knowledge through no fault of the Executive;

(q)                                 “Corporate Property” includes all property issued by the Corporation or Parent to the Executive for the purposes of carrying out the Executive’s duties under this Agreement, all documents relating to the business of the Corporation or Parent, and any and all Confidential Information, proprietary technology, financial, operating and training information, all works of expression and any copyrights in such works, current or potential business contacts and contract development information, patentable inventions, discoveries or trade secrets, and any materials, tools, equipment, devices, records, files, data, tapes, computer programs, computer disks, software, communications, letters, proposals, memoranda, lists, drawings, blueprints, correspondence, specifications or any other documents or property belonging to the Corporation or Parent or relating to the business of the Corporation or Parent, and all copies thereof and therefrom;

(r)                                    “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(s)                                   “Involuntary Termination” means any termination of Executive’s employment with the Corporation which:

(i)                                     does not result from a resignation by Executive (other than a resignation pursuant to subsection (ii) of this Section 1.1(s)); or

(ii)                                  results from a resignation by Executive on or before the date which is 60 days after the date upon which Executive receives notice of or otherwise becomes subject to a Change in Duties;

provided, however, the term “Involuntary Termination” shall not include a termination for Cause or any termination as a result of death, Permanent Disability, or Retirement.

(t)                                    “Notice” means any Notice given by one party to the other party in accordance with Article 13;

(u)                                 “Parent” means Lone Pine Resources Inc., a Delaware corporation;

(v)                                 “Permanent Disability” “ means a mental or physical state whereby the Executive:

(i)                                     is unable, due to illness, disease, mental or physical disability or similar cause, to fulfill the Executive’s obligations as an executive or officer of the Corporation for a cumulative period of 9 months out of 12 consecutive calendar months; or

(ii)                                  is declared by a Court of competent jurisdiction to be mentally incompetent or incapable of managing his or her affairs.

(w)                               “Personal Information” means information about an identifiable individual;

(x)                                 “Personal Information Disclosure” has the meaning ascribed to it in Article 12 of this Agreement;

(y)                                 “Remuneration” means the Annual Base Salary and other amounts the Executive is entitled to receive pursuant to Article 4;

(z)                                  “Retirement” means Executive’s resignation on or after the date he reaches age sixty-five.

(aa)                          “Standard Severance Payment” is the payment made to the Executive upon his termination without Cause pursuant to Section 7.1(e);

(bb)                          “Standard Severance Period” means notice or pay in lieu of notice, in the Corporation’s discretion, equal to 18 months;

(cc)                            “Term” means the period during which this Agreement remains in force pursuant to Section 2.2; and

(dd)                          “Termination Date” means the last day actively worked by the Executive for the Corporation or, as applicable, the last day of any period of notice provided under Article 7, regardless of the reason for or method of the termination of the Executive.

1.1                               The headings in this Agreement are inserted for convenience and ease of reference only, and shall not affect the construction or interpretation of this Agreement.

1.2                               All words in this Agreement importing the singular number include the plural, and vice versa.  All words importing gender include the masculine, feminine and neuter genders.

1.3                               All monetary amounts are in Canadian dollars.

1.4                               The word “including”, when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope.

1.5                               A reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

1.6                               A reference to an entity includes any successor to that entity.

1.7                               A reference to “approval”, “authorization” or “consent” means written approval, authorization or consent.

1.8                               A reference to an Article is to an Article of this Agreement and the reference to a Section followed by a number or some combination of numbers and letters refers to the section or subsection of this Agreement so designated.

ARTICLE 2
EMPLOYMENT OF EXECUTIVE

2.1                               The Corporation agrees to employ the Executive as the President and Chief Executive Officer of the Corporation, and the Executive agrees to accept such employment, all in accordance with the terms and conditions of this Agreement.

2.2                              The term of this Agreement and the Executive’s employment with the Corporation shall be for an indefinite period from the Commencement Date, unless earlier terminated by the Corporation or the Executive pursuant to the terms and conditions of this Agreement; provided, however that within 30 days after the date that is thirty months after the Commencement Date and within 30 days after each successive 30-month period of time thereafter that this Agreement is in effect, the Corporation shall have the right to review the provisions of Section

7.1(f) of this Agreement (Change of Control) (and such other provisions of this Agreement as are necessary to give effect to the provisions of that section), and in its sole discretion either continue and extend the provisions of Section 7.1(f) of this Agreement, terminate the provisions of Section 7.1(f) of this Agreement, and/or offer to amend the provisions of Section 7.1(f) of this Agreement and such other provisions of this Agreement as are necessary to give effect to such section.  The Compensation Committee will vote on whether to so extend, terminate, and/or offer to amend the provisions of Section 7.1(f) of this Agreement and will notify Executive of such action within said 30-day time period mentioned above.  The provisions of Section 7.1(f) of this Agreement shall remain in effect until so terminated and/or modified by the Corporation.  Failure of the Compensation Committee to take any action within said 30-days shall be considered as an extension of the provisions of Section 7.1(f) of this Agreement for an additional 30-month period of time.  Notwithstanding anything to the contrary contained in this “sunset provision,” it is agreed that if a Change of Control occurs while the provisions of Section 7.1(f) of this Agreement are in effect, then such provisions shall not be subject to termination or modification under this “sunset provision,” and shall remain in force for a period of 30 months after such Change of Control, and if within said 30 months the contingency factors occur which would entitle Executive to the benefits as provided in Section 7.1(f), the provisions of such section shall remain in effect in accordance with their terms.  If, within such 30 months after a Change of Control, the contingency factors that would entitle Executive to said benefits do not occur, thereupon this 30-month “sunset provision” shall again be applicable with the 30-day time period for Compensation Committee action to thereafter commence at the expiration of said 30 months after such Change of Control and on each 30-month anniversary date thereafter.

ARTICLE 3
DUTIES OF THE EXECUTIVE

3.1                               During the Term of this Agreement, the Executive shall:

(a)                                 report to the Board or other senior executive officer as assigned by the Board;

(b)                                 perform such duties and responsibilities of the President and Chief Executive Officer of the Corporation, including those duties and responsibilities customarily performed by a person holding the same or equivalent position in entities of a similar size to the Corporation, engaged in a business similar to that of the Corporation, as well as such other related duties and responsibilities as may be assigned to the Executive from time to time;

(c)                                  accept such other office or offices in the Corporation, Parent and its other subsidiaries and Affiliates which the Executive may be elected or appointed to by the Corporation or Parent;

(d)                                 observe and follow the policies and procedures established by the Corporation, which the Executive acknowledges and agrees have been provided to the Executive for review prior to the Commencement Date, and such policies and procedures adopted by the Corporation from time to time, all of which are subject to change by the Corporation in its sole discretion; and

(e)                                  devote substantially all of the Executive’s working time, attention, efforts and skill to the performance of the Executive’s employment duties and responsibilities and business of the Corporation, provide exclusive services to the Corporation and truly and faithfully serve the best interests of the Corporation at all times.  In particular, and without limiting the generality of the foregoing, the Executive shall not, without the prior written consent of the Board, engage in any personal activities or any employment, consulting work, trade or other business activity on the Executive’s own account or on behalf of any other Person which may compete, conflict or interfere with the performance of the Executive’s duties hereunder in any way.

ARTICLE 4
REMUNERATION

4.1                               During the Term of this Agreement, the Corporation shall pay to the Executive a salary of $400,000 per annum (the “Annual Base Salary”), less all applicable deductions, payable in accordance with the Corporation’s payroll practices and policies.  The Annual Base Salary will be reviewed annually by the Corporation and may be increased at the sole discretion of the Corporation based upon such factors as the Corporation, in its sole discretion, determines are relevant, which may include the performance of the Corporation and the compensation arrangements of other entities of a similar size engaged in a similar business to that of the Corporation.

4.2                               Subject to approval by the Compensation Committee, as a senior leader of the Corporation, with respect to the 2013 performance year, the Executive will be entitled to receive equity awards under the Lone Pine Resources Inc. 2011 Stock Incentive Plan (the “Stock Plan”) with an aggregate award value of Cdn$1 million (the “2013 Annual Grant”), with fifty percent (50%) of such 2013 Annual Grant in the form of Phantom Stock Units that will settle in cash (the “2013 Cash PSUs”) and the remaining fifty percent (50%) of such 2013 Annual Grant in the form of Performance Units that will settle in common stock of Parent (the “2013 Stock PUs”), and which are contingent on Parent’s achievement of a relative total stockholder return performance objective (“Relative TSR”). The 2013 Cash PSUs and the 2013 Stock PUs shall be awarded to the Executive on the 15th day of the month following the Commencement Date (the “Grant Date”). The number of 2013 Cash PSUs and 2013 Stock PUs shall be calculated on the Grant Date in accordance with terms of the Stock Plan and Parent’s valuation practices, and subject to applicable adjustments in the event of stock splits, stock dividends or other similar capital transactions between calculation and grant. Subject to the terms of the forms of agreement governing the 2013 Annual Grant, the 2013 Cash PSUs will vest equally on the first, second and third anniversaries of the Grant Date, and the 2013 Stock PUs will have a performance period of the Commencement Date through December 31, 2015 (the “Performance Period”).  The number of shares of common stock that may be deliverable pursuant to the 2013 Stock PUs will range from 0% to 200% depending on Parent’s Relative TSR during the Performance Period.  Both the 2013 Cash PSUs and the 2013 Stock PUs will provide for automatic use of a portion of such securities to cover minimum tax withholding so that the Executive will not need to make any cash payments to cover such tax withholding.

4.3                               Commencing in 2014, during the Executive’s employment with the Corporation, he will be eligible to be granted annual equity awards under the Stock Plan (“Annual Grants”). The actual grant date value of all such Annual Grants made during the Executive’s employment with the Corporation shall be determined in the discretion of the Compensation Committee after taking into account the Corporation’s and the Executive’s performance and other relevant factors.

While any grant and the size of it are in the discretion of the Compensation Committee, it is contemplated that the annual long term equity grants in 2013 and subsequent years will be in the same amount or greater than the 2013 Annual Grant, subject to the Board’s evaluation of the Executive’s performance and then current market compensatory levels and practices. It is further contemplated that the terms and conditions of the Executive’s 2014 and future Annual Grants (including, without limitation, the form of award(s), vesting schedule, performance objectives, restrictive provisions, etc.) granted to the Executive shall be the same as such terms and conditions applicable to the annual long-term incentive awards granted to other senior executive officers of the Corporation at the time of such grants. All of such Annual Grants shall be subject to any applicable tax withholding or deductions.

4.4                               The Corporation shall reimburse the Executive for all reasonable out-of-pocket expenses incurred in the performance of the Executive’s employment duties and in accordance with the applicable policies and procedures of the Corporation, as may be amended by the Corporation in its sole discretion from time to time.  All payments or reimbursements of expenses shall be subject to the submission by the Executive of appropriate vouchers, bills and receipts.

4.5                               Upon termination of this Agreement for any reason, the Executive shall only be entitled to receive any Remuneration earned up to the Termination Date, in addition to any other severance or termination payments which are payable under the terms of this Agreement.

4.6                               All entitlements upon termination to the long term incentives outlined in Sections 4.2 and 4.3 shall be as outlined in the Stock Plan and the forms of agreement thereunder as approved by the Compensation Committee or the Board from time to time.  Except as otherwise provided in Section 7.1(f)(ii), in the event of a conflict between the Stock Plan and this Agreement, the Stock Plan shall govern.

ARTICLE 5
BENEFITS

5.1                               During the Term of this Agreement, the Executive will be eligible to participate in all benefit programs generally applicable to executives of the Corporation in force or adopted by the Corporation from time to time and as amended by the Corporation in its sole discretion, subject to the terms of the policies provided by the relevant insurer.

5.2                               The Executive will be eligible to participate in any annual incentive plan (“AIP”) that may be adopted by the Board, with a target award level of 70% of the Executive’s Annual Base Salary, pro-rated based on the period of time that the Executive is employed at the Corporation during the relevant Corporation fiscal year, less applicable taxes, deductions, and withholdings. Target incentives do not constitute a promise of payment. To qualify for the AIP incentive bonus, the Executive must remain employed with the Corporation through the date that the incentive bonus is paid. The Executive’s actual AIP payout will depend on the Corporation’s financial and operating performance and, to the extent applicable, the Compensation Committee’s assessment of his individual performance and any AIP payout is subject to, and governed by, the terms and requirements of the AIP document. AIP bonuses are usually paid in March or April of the year after the fiscal year for which they are earned.

ARTICLE 6
VACATION

6.1                               The Executive will be entitled to up to 1 flex day per month and an annual paid vacation of 20 days.  Vacation must be taken in such a manner and at such times as the Executive and the Corporation mutually agree, subject to the business priorities of the Corporation.  The Executive shall make every effort to take the Executive’s annual vacation entitlement every year, provided, however, that the Executive must take the statutory minimum vacation required by the Employment Standards Code (Alberta) each year.  Vacation shall not be carried forward from year to year except as otherwise permitted by the Corporation’s policies in effect from time to time.

ARTICLE 7
TERMINATION

7.1                               This Agreement and the employment relationship hereunder may be terminated in any of the following circumstances:

(a)                               Death:  This Agreement shall automatically terminate upon the death of the Executive, in which case the Executive’s estate shall have no claim against the Corporation for damages or otherwise arising out of or in respect of this Agreement or the Executive’s employment with the Corporation except for payment of any compensation accrued to the date of death.

(b)                               Permanent Disability:  In the event that the Executive suffers a Permanent Disability, the employment of the Executive may be terminated by the Corporation upon 60 days’ notice to the Executive; except that if the termination of the Executive’s employment would impair the Executive’s ability to receive long term disability benefits in whole or in part the Executive shall, in lieu of termination, be placed on an unpaid leave of absence, it being understood that the Executive shall not be entitled to re-employment by the Corporation after such leave of absence or when the Executive ceases to be in receipt of such benefits.  The Executive agrees that if the Corporation terminates the Executive for Permanent Disability, this Agreement will have been frustrated and, in any event, that accommodating a Permanent Disability would impose an undue hardship on the Corporation.

(c)                                Voluntarily:  The Executive may voluntarily terminate this Agreement and the employment of the Executive by providing the Corporation with 90 days’ prior written notice. After receiving such notice from the Executive, the Corporation may either require the Executive to continue to perform his or her duties or dismiss the Executive at any time after receipt of that notice without additional compensation or obligation to the Executive, except for amounts which otherwise would have been payable to the Executive throughout the remainder of the 90 day notice period.

(d)                               Cause:  Notwithstanding any other term of this Agreement, the Corporation may terminate the employment of the Executive and terminate this Agreement at any time, without notice or payment in lieu of notice, for Cause.

(e)                                Without Cause:  Subject to Section 7.1(f), the Corporation may terminate this Agreement and the employment of the Executive without Cause at any time and for any reason by paying to the Executive the following amounts:

(i)                the amount of earned but unpaid Annual Base Salary up to the Termination Date;

(ii)             all outstanding vacation pay and expense reimbursements up to the Termination Date; and

(iii)          a lump sum payment equal to the Annual Base Salary the Executive would have earned during the Standard Severance Period, plus an additional sum equal to 15% of that amount in lieu of all Benefits (the “Standard Severance Payment”).

The Executive’s right to receive the Standard Severance Payment shall not be subject to any duty to mitigate, nor affected by any actual mitigation by the Executive.

(f)                                 Change of Control.  Notwithstanding the provisions of Section 7.1(e), if Executive’s employment by the Corporation or any subsidiary thereof or successor thereto shall be subject to an Involuntary Termination which occurs within two (2) years after the date upon which a Change of Control occurs, then the Corporation will, as additional compensation for services rendered to the Corporation, pay to Executive the following amounts and take the following actions after the last day of Executive’s employment with the Corporation:

(i)                                   pay Executive a lump sum cash payment in an amount equal to the Change of Control Severance Amount on the date that is 60 days after the date of Executive’s Involuntary Termination; and

(ii)                                cause any and all outstanding options to purchase common stock of Parent held by Executive to become immediately exercisable in full and cause Executive’s accrued benefits under any and all nonqualified deferred compensation plans sponsored by the Corporation to become immediately nonforfeitable.  If and to the extent that the preceding provisions of this subsection are inconsistent or conflict with the terms of any stock option agreement or non-qualified deferred compensation plan, then the preceding provisions of this subsection shall govern and control.

If any payment provided for in this Section 7.1(f) is not made when due, the Corporation shall pay to Executive interest on the amount payable from the date that such payment should have been made under this section until such payment is made, which interest shall be calculated at 10% plus the prime rate of interest for Canadian dollar loans announced by JPMorgan Chase Bank, N.A., Toronto Branch (or any successor thereto), on a non-compounded basis, and shall change when and as any such change in such prime rate shall be announced by such bank.

(g)                                Section 7.1(f) shall be subject to the following provisions:

(i)                                   In the event that the Executive obtains a money judgment or otherwise prevails with respect to any litigation brought by the Executive or the Corporation to enforce or interpret Section 7.1(f), the Corporation, to the fullest extent permitted by applicable law, hereby indemnifies the Executive for his reasonable attorneys’ fees and disbursements incurred in such litigation and hereby agrees (A) to pay in full all such fees and disbursements and (B) to pay prejudgment interest on any money judgment obtained by the Executive from the earliest date that payment to him should have been made under Section 7.1(f) until such judgment shall have been paid in full, which interest shall be calculated as specified in the last paragraph of Section 7.1(f).

(ii)                                Subject to Sections 7.1(i) and 7.1(n), the Corporation’s obligation to pay (or cause one of its subsidiaries to pay) the Executive the Change of Control Severance Amount and to make the arrangements provided for in Section 7.1(f) shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation (including its subsidiaries and Affiliates) may have against him or anyone else.  All amounts payable under Section 7.1(f) by the Corporation (including its subsidiaries hereunder) shall be paid without notice or demand.  The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under Section 7.1(f), and the obtaining of any such other employment shall in no event effect any reduction of the Corporation’s obligations to make (or cause to be made) the payments and arrangements required to be made under Section 7.1(f).

(iii)                             This Section 7.1(g)(iii) shall only apply if the Executive is an individual who is subject to Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”).  In such event, notwithstanding any provision herein to the contrary, for all purposes of Section 7.1(f), the Executive shall be considered to have terminated employment with the Corporation when the Executive incurs a “separation from service” with the Corporation within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.  In addition, any reimbursement of reasonable attorneys’ fees and disbursements required under Section 7.1(g)(i) shall be made not later than the close of Executive’s taxable year following the taxable year in which the Executive incurs the expense; provided, however, that, (A) upon the Executive’s termination of employment with the Corporation, in no event shall any additional reimbursement be made prior to the date that is six (6) months after the date of the Executive’s termination of employment to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code, and (B) in no event shall any reimbursement be made to Executive for such fees and disbursements incurred after the later of (1) the Executive’s death or (2) the date that is 10 years after the date of the Executive’s termination of employment with the Corporation.

(h)                                 Upon termination of the Executive’s employment pursuant to Sections 7.1(a), (b), (c) or (d), the Executive or the Executive’s estate (where applicable) shall only be entitled to:

(i) payment of any portion of the Annual Base Salary due and owing up to the Termination Date, (ii) reimbursement of all expenses properly incurred up to the Termination Date, (iii) provision of all Benefits up to the Termination Date; and (iv) payment for any accrued but unused vacation pay due and outstanding up to the Termination Date.

(i)                                     Payment of the Standard Severance Payment or the Change of Control Severance Amount, as the case may be, shall be subject to the prior execution by the Executive of a Release in substantially the same form as Schedule “A” to this Agreement.

(j)                                    The Executive agrees that by complying with the terms of this Article 7, the Corporation shall have satisfied all of its obligations to the Executive in relation to the termination of the Executive’s employment and the Corporation shall not be obligated to make any other payments (except for those amounts specified in this Article 7), and any payment specified in this Article 7 shall be accepted and received by the Executive in lieu of any common law notice, statutory notice or payment or claim for any dismissal damages.

(k)                                 The Executive agrees that he will only be entitled to one of either: (i) the Standard Severance Payment under section 7.1(e) of this Agreement; or (ii) the Change of Control Severance Amount under section 7.1(f) of this Agreement.

(l)                                     The parties expressly agree that there will be no obligation on the Corporation to continue group health and welfare benefits during the Standard Severance Period and the Executive’s group health and welfare benefits will cease on the Termination Date, or a later date as determined at the sole discretion of the Corporation.

(m)                             All payments outlined in this Article 7 shall be subject to any and all withholdings and deductions required to be made by the Corporation by Applicable Laws.

(n)                                 Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned as a director and/or officer of the Corporation, Parent and its and their affiliates and subsidiaries, and as a fiduciary of any of its or their benefit plans, as of the Termination Date.  The Executive shall promptly execute and deliver upon termination any document reasonably required by the Corporation to evidence the foregoing resignation.

ARTICLE 8
CONFIDENTIAL INFORMATION

8.1                               The Executive acknowledges and agrees that in performing the Executive’s duties and responsibilities pursuant to this Agreement, the Executive will occupy a position of high fiduciary trust and confidence with the Corporation, pursuant to which the Executive will develop and acquire wide experience and knowledge with respect to all aspects of the business of the Corporation and the manner in which such business is conducted.  It is the express intent and agreement of the Executive and the Corporation that such knowledge and experience shall be used solely and exclusively in furtherance of the business interests of the Corporation and not in any manner detrimental to them.  The Executive therefore agrees that so long as the Executive is employed by the Corporation the Executive shall not engage in any practice or business that competes with the business or interests of the Corporation.  The Executive further agrees that the Executive’s fiduciary duties shall survive the termination of the Executive’s employment for any reason.

8.2                               The Executive further acknowledges and agrees that in performing the duties and responsibilities of the Executive’s employment, he or she will become knowledgeable with respect to a wide variety of Confidential Information which is the exclusive property of the Corporation, the disclosure of which would cause irreparable harm to the Corporation.  The Executive therefore agrees that during the Term and following the termination of the Executive’s employment for any reason, the Executive shall: (i) treat confidentially all Confidential Information; (ii) hold Confidential Information in the strictest of confidence and in trust for the sole benefit of the Corporation; (iii) not disclose, publish or make available by any method Confidential Information to any unauthorized person; and (iv) not use any Confidential Information for any purpose other than for the specific purpose of acting in the best interests of the Corporation and carrying out the Executive’s duties pursuant to this Agreement, unless the Executive has obtained the prior written consent of the Board, which consent may be refused in its sole discretion.

ARTICLE 9
PROPERTY RIGHTS

9.1                               The Executive acknowledges and confirms that the Corporation shall be entitled to own and control all proprietary technology, inventions, improvements, modifications and ideas, processes and materials, including any and all intellectual property rights in or related to the same, that are developed, created, or conceived, in whole or in part, or worked on by the Executive during the course of this Agreement.  Accordingly, the Executive hereby agrees to disclose, deliver, and assign all legal and moral intellectual property rights associated with such proprietary technology, inventions, discoveries, improvements, modifications, trade secrets, and all works created by the Executive to the Corporation, and further agrees to execute all patent applications, and any further required documents necessary to document such ownership and/or assignment and to take whatever other steps may be needed to give the Corporation the full benefit of them.

9.2                               The Executive agrees that all copyrightable materials generated or developed under this Agreement shall, upon creation, be owned exclusively by the Corporation.  To the extent that any such materials may not be considered owned by the Corporation under Applicable Laws, the Executive hereby assigns to the Corporation the ownership of all copyrights in such materials, without the necessity of any further consideration, and the Corporation shall be entitled to register and hold in its own name all copyrights in respect of such materials.  The Executive further waives and agrees to waive any and all moral rights the Executive may have in any works created during the Term of this Agreement.

ARTICLE 10
REASONABLENESS OF COVENANTS

10.1                        The Executive hereby agrees that all restrictions contained in Article 8 and Article 9 are reasonable, valid and necessary protections of the Corporation’s proprietary business interests and the Executive hereby waives any and all defences to the strict enforcement thereof by the Corporation.  If any covenant or provision of Article 8 or Article 9 is held by a court of competent jurisdiction to be unreasonable or unenforceable by reason of its scope, then such covenants will be given effect to in such reduced form as a court of competent jurisdiction may hold to be reasonable and enforceable.  Furthermore, if any covenant or provision of Article 8 or Article 9 is determined to be void or unenforceable in whole or in part, for any reason, it shall be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall remain in full force and effect.  The provisions of Article 8 and Article 9 shall remain in full force and effect notwithstanding the termination of this Agreement for any reason.

10.2                        The Executive acknowledges and agrees that the Corporation will suffer irreparable harm if the Executive breaches any of the obligations under Article 8 or Article 9, and that monetary damages would be impossible to quantify and inadequate to compensate the Corporation for such a breach.  Accordingly, the Executive agrees that in the event of a breach, or a threatened breach, by the Executive of any of the provisions of Article 8 or Article 9, the Corporation shall be entitled to obtain, in addition to any other rights, remedies or damages available to the Corporation at law or in equity, an interim and permanent injunction, without having to prove damages, in order to prevent or restrain any such breach, or threatened breach, by the Executive, or by any or all of the Executive’s partners, employers, employees, servants, agents, representatives and any other persons directly or indirectly acting for, or on behalf of, or with, the Executive, and that the Corporation shall be entitled to all of its costs and expenses incurred in obtaining such relief.

10.3                        The Executive agrees to honour the spirit and intention of this Agreement by acting in a bona fide and good faith manner with respect to the arrangement and organization of the Executive’s business and affairs.

10.4                        For the purposes of Article 8 and Article 9, “Corporation”, when referred to herein, shall include any associated, affiliated, predecessor, successor or parent company of the Corporation.

ARTICLE 11
CORPORATE PROPERTY AND BUSINESS RECORDS

11.1                        The Executive agrees to promptly deliver to the Corporation, upon termination of the Executive’s employment, or at any other time when the Corporation so requests, all Corporate Property and Confidential Information.  The obligation of confidentiality set forth in Article 8 shall continue notwithstanding the Executive’s delivery of any such documents to the Corporation.

11.2                        The Executive confirms that all of the Corporate Property and Confidential Information which is required to be delivered to the Corporation pursuant to this Article 11 constitute the exclusive property of the Corporation.

ARTICLE 12
PRIVACY

12.1                       The Executive acknowledges and agrees that the Executive will take all necessary steps to protect and maintain Personal Information of the employees, consultants or customers of the Corporation obtained in the course of the Executive’s employment with the Corporation.  The Executive shall at all times comply, and shall assist the Corporation to comply, with all Applicable Privacy Laws.

12.2                        The Executive acknowledges and agrees that the disclosure of the Executive’s Personal Information may be required as part of the ongoing operations of the Corporation’s business, as required by law or regulatory agencies, as part of the Corporation’s audit process, or as part of a potential business or commercial transaction or as part of the Corporation’s management of the employment relationship (the “Personal Information Disclosure”), and the Executive hereby grants consent as may be required by Applicable Privacy Laws to the Personal Information Disclosure.

ARTICLE 13
NOTICES

13.1                        Any Notice required to be given hereunder may be provided by personal delivery, by registered mail or by facsimile to the Parties hereto at the following addresses:

To the Corporation or the Board:

Lone Pine Resources Canada Ltd.

Suite 1100, 640-5th Ave S.W.,

Calgary AB,

T2P 3G4

Attention: Vice President, General Counsel & Corporate Secretary

To the Executive:

Tim Granger

(at the address of record on file with the Corporation)

13.2                        Any Notice, direction or other instrument shall, if delivered, be deemed to have been given and received on the business day on which it was so delivered, and if not a business day, then on the business day next following the day of delivery, and, if mailed, shall be deemed to have been given and received on the fifth day following the day on which it was so mailed, and, if sent by facsimile transmission, shall be deemed to have been given and received on the next business day following the day it was sent.

13.3                        Either Party may change his, her, or its address for the sending of Notice to such Party by providing Notice to the other Party sent in accordance with the provisions hereof.

ARTICLE 14
GENERAL

14.1                        The invalidity or non-enforceability of any provision or portion of such provision of this Agreement in any respect shall not affect this validity or enforceability of this or any of its other provisions.  In the event that any provision or portion of such provision of this Agreement is held invalid or unenforceable in whole or in part for any reason by a court of competent jurisdiction, it shall be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall remain in full force and effect.

14.2                        The Executive agrees that the breach or alleged breach by the Corporation of any term, condition or covenant contained in this Agreement, or any obligation owed to the Executive by the Corporation, shall not affect the validity or enforceability of the covenants of the Executive set forth in this Agreement.

14.3                        The provisions of Articles 8 through 12 and Article 14 shall continue in effect notwithstanding termination of the Executive’s employment and the termination of this Agreement for any reason.

14.4                        This Agreement, along with the Corporation’s policies and the applicable benefit plans and agreements referred to herein, constitute the entire agreement of the parties relating to the subject matter hereof, and supersede all previous agreements, arrangements, and understandings, whether express or implied, relating to the subject matter hereof.  No other agreements, oral, implied or other, regarding the subject matter of this Agreement shall be deemed to exist or bind the Parties. The Executive further agrees that in entering into this Agreement, the Executive has not relied on any warranty, representation, assurance or promise of any kind whatsoever other than as expressly set out in this Agreement.

14.5                        This Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta.  The parties hereby attorn to the exclusive jurisdiction of the Province of Alberta in order to settle any disputes relating to this Agreement, except insofar as a court of another jurisdiction is requested to enforce the restrictive covenants contained herein.

14.6                        This Agreement shall enure to the benefit of and be binding upon the parties, together with their personal representatives, successors and permitted assigns.  This Agreement is an employment agreement and may not be assigned by either party without the prior consent of the other, except that the Corporation may assign this agreement to any of its Affiliates without the consent of the Executive.

14.7                        The Executive represents and warrants to the Corporation that the Executive is free to enter into this Agreement and is not barred by or subject to any contractual or other obligation that would be violated by the execution or performance of this Agreement.

14.8                        The waiver by either party of any breach of the provisions of this Agreement shall not operate or be construed as a waiver by that party of any other breach of the same or any other provision of this Agreement.

14.9                        This Agreement may not be amended or modified in any way except by written consent of the Executive and the Corporation.

14.10                 This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties acknowledge and agree that they have read and understand the terms of this Agreement, and that they have had an opportunity to seek independent legal advice prior to entering into this Agreement, and that they have executed this Agreement on the date first written above.

LONE PINE RESOURCES CANADA LTD.

/s/ Patrick R. McDonald
Patrick R. McDonald
Director

SIGNED, SEALED & DELIVERED by the Executive in the presence of:	) )
)
/s/ David Fitzpatrick	)	/s/ Tim Granger
Witness (Signature))		TIM GRANGER
)
/s/ David Fitzpatrick	)
Witness (Print Name))
)
)
Address	)
)
)
City, Province and Postal Code	)

SCHEDULE “A”

FINAL RELEASE

I, TIM GRANGER, of the City of Calgary, in the Province of Alberta, in consideration of the amount of $[•], less statutory deductions required by law, paid to me by LONE PINE RESOURCES CANADA LTD. (the “Corporation”) and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, do for myself and my executors and assigns hereby remise, release and forever discharge the Corporation, and any associated, affiliated, predecessor or parent corporation of the Corporation and their present and former directors, officers, agents and employees, including each of their respective successors, heirs, administrators and assigns, (the “Releasees”) from all manner of actions, causes of action, debts, obligations, covenants, claims or demands, whatsoever which I may ever have had, now have, or can, shall or may hereafter have against the Releasees or any of them, by reason of or arising out of any cause, matter or thing whatsoever done, occurring or existing up to and including the present date and, in particular, without in any way restricting the generality of the foregoing, in respect of all claims of any nature whatsoever, past, present or future, directly or indirectly related to or arising out of or in connection with my employment with the Corporation, as an employee, officer and/or director, and the termination of my relationship with the Corporation as an employee, officer and/or director, including, but not limited to, any claims related to any entitlement I may have or may have had to any payment or claim either at common law or under the Employment Standards Code (Alberta), Alberta Human Rights Act, Personal Information Protection Act (Alberta), or any other applicable legislation governing or related to my employment with the Corporation.

AND FOR THE SAID CONSIDERATION I represent and warrant that I have not assigned to any person, firm or corporation any of the actions, causes of action, claims, suits, executions or demands which I release by this Release or with respect to which I have agreed not to make any claim or take any proceeding therein.

IT IS FURTHER ACKNOWLEDGED that the payment to me includes full compensation and consideration for the loss of my employment benefits as provided by the Corporation and that all of my employment benefits and privileges shall cease on the date of termination of my employment.  I further acknowledge that I have received all benefits due to me and have no further claim against the Releasees for such benefits.  I further accept sole responsibility to replace such benefits which I wish to continue or to exercise conversion privileges where applicable with respect to such benefits and, in particular, any life insurance and long-term disability benefits.  In the event that I become disabled following termination of my employment, I covenant not to sue the Releasees for insurance or other benefits or loss of the same and hereby release the Releasees from any and all further obligations or liabilities arising therefrom.

IT IS FURTHER ACKNOWLEDGED that I am in receipt of all wages, overtime pay, vacation pay and general holiday pay and I further reconfirm that there are no entitlements, overtime pay or wages due and owing to myself by the Corporation.  I confirm and agree that I have not received any employment insurance benefits from Human Resources and Skills Development Canada or from the Government of Canada in any capacity, and I further confirm that there are no amounts owed or outstanding by myself or the Corporation for employment insurance benefits.  I hereby agree to indemnify and hold harmless the Releasees for any amounts owing for employment insurance.  I further agree to indemnify and save harmless the Releasees and shall be liable to the Releasees for any claims in regards to non-deduction or insufficient deduction of taxes or employment insurance monies in regards to the above payment made to me, including any legal costs, interest or penalties as may be assessed or alleged against the Releasees.

IT IS HEREBY AGREED that the terms of this Release and the settlement between myself and the Releasees will be kept confidential.  No party hereto shall communicate any such terms to any third party under any circumstances whatsoever, excepting any necessary communication with their legal and financial advisors, as required, on the express condition that they maintain the confidentiality thereof, and any disclosure which is required by law, although either party shall be at liberty to disclose to third parties that a mutually acceptable Release and settlement was agreed upon.  The invalidity and unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

I ACKNOWLEDGE that the satisfactory arrangements made between me and the Releasees do not constitute any admission of liability by or on behalf of the Releasees.

I HEREBY DECLARE that I have read all of this Release, fully understand the terms of this Release and voluntarily accept the consideration stated herein as the sole consideration for this Release for the purpose of making a full and final settlement with the Releasees.  I further acknowledge and confirm that I have been given an adequate period of time to obtain independent legal counsel regarding the meaning and the significance of the terms herein and the covenants mutually exchanged.

DATED this                 day of                           , 20    .

TIM GRANGER

WITNESS (Signature)

WITNESS (Print Name)